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                                                                    Exhibit 15.1

                                 October 4, 2005

Comstock Resources, Inc.
5300 Town and Country Boulevard
Suite 500
Frisco, Texas 75034

Shareholders and Board of Directors
Comstock Resources, Inc.

      We are aware of the incorporation by reference in the Registration Statement on From S-3 for the registration of up to $500,000,000 of securities of Comstock Resources, Inc. of our reports dated May 9, 2005 and August 10, 2005 relating to the unaudited consolidated interim financial statements of Comstock Resources, Inc. that are included in its Form 10-Q's for the quarters ended March 31, 2005 and June 30, 2005, respectively.

                                  /s/ Ernst & Young LLP

Dallas, Texas